UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2025

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York	1-10542	11-2165495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina		27410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.10 per share	UFI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Real Estate Purchase and Sale Agreement

As previously disclosed, on April 10, 2025, Unifi Manufacturing, Inc. (“UMI”), a wholly owned subsidiary of Unifi, Inc. (the “Company”), and Enovum Data Centers Corp. (the “Original Buyer”), a Canadian corporation, entered into a Real Estate Purchase and Sale Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, UMI agreed to sell to Original Buyer, and Original Buyer agreed to purchase from UMI, an industrial/manufacturing building together with the underlying land located in Madison, North Carolina, as well as certain machinery and equipment located thereon (the “Property”).

On May 16, 2025, Original Buyer assigned all of its right, title and interest under the Purchase Agreement to Enovum NC-1 Bidco, LLC (the “Buyer”), a Delaware limited liability company.

On May 19, 2025, UMI and Buyer entered into an amendment to the Purchase Agreement (the “Purchase Agreement Amendment” and the Purchase Agreement, as amended by the Purchase Agreement Amendment, the “Amended Purchase Agreement”) in order to, among other things, (a) amend the date of the closing of the transaction (the “Closing”) to May 20, 2025, (b) waive the Energy Study Contingency (as defined in the Amended Purchase Agreement), and (c) reduce the purchase price payable at Closing to $45 million, subject to the potential payment of deferred compensation to UMI in the amount of (i) $8.0 million, if certain energy supply conditions are met within two years of Closing, (ii) $5.0 million (instead of $8.0 million), if the same conditions are not met within two years of Closing but are met within three years of Closing, and (iii) up to $5.0 million, if certain additional energy conditions beyond those referred to in (c)(i) and (ii) are met within four years of Closing.

The preceding summary of the Purchase Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Third Amendment to Second Amended and Restated Credit Agreement

On May 19, 2025, the Company entered into a Third Amendment (the “Third Amendment”) to its Second Amended and Restated Credit Agreement (as amended to date, the “Credit Agreement”), dated as of October 28, 2022, by and among the Company, UMI, the Guarantor party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as agent.

The Third Amendment amended the Credit Agreement to (a) permit UMI to consummate the transaction contemplated by the Amended Purchase Agreement and (b) permit UMI to allocate a portion of the net proceeds from such transaction (including any deferred compensation payable pursuant to the terms of the Amended Purchase Agreement) to repay revolving loans outstanding under the Credit Agreement, after the application of $25 million of such net proceeds toward the term loans outstanding under the Credit Agreement.

The preceding summary of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Third Amendment, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure contained in Item 1.01 is incorporated herein by reference.

The Closing occurred on May 20, 2025. The net proceeds of the transaction were used to repay a portion of the principal balance of term loans and revolving loans outstanding under the Credit Agreement as provided in the Third Amendment. There were not any material relationships, other than in respect of the transactions contemplated by the Amended Purchase Agreement, between the Buyer and the Company or any of its affiliates, or any director or officer of the Company, or any associate of any such director or officer.

Item 7.01.	Regulation FD Disclosure.

On May 21, 2025, the Company issued a press release announcing the Closing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly provided by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Third Amendment to Second Amended and Restated Credit Agreement, dated May 19, 2025, by and among Unifi, Inc. and certain of its domestic affiliates, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto

10.1†	Amendment to Real Estate Purchase and Sale Agreement, dated May 19, 2025, by and between Unifi Manufacturing, Inc. and Enovum NC-1 Bidco, LLC

99.1	Press Release, dated May 21, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.
Date: May 21, 2025	By:	/s/ ANDREW J. EAKER
Andrew J. Eaker
Executive Vice President & Chief Financial Officer